Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

EXECUTION VERSION
FEEDSTOCK SUPPLY AGREEMENT

WASHINGTON, IA
This Feedstock Supply Agreement (the “Agreement”) is dated as of October 12, 2011, by and between Iowa Renewable Energy, LLC an Iowa limited liability company (“Buyer”), and GAVILON, LLC, a Delaware limited liability company (“Gavilon”) (each of Buyer and Gavilon is a “Party” and together they are collectively referred to as the “Parties”).
RECITALS:

(a)
Buyer desires to have Gavilon originate and supply certain feedstock required for biodiesel production at Buyer's plant located at Washington, IA (the “Plant”), and to provide related services to Buyer; and

(b)	Gavilon desires to enter into an agreement with Buyer to originate and supply such products and provide the related services to Buyer.

AGREEMENT:
NOW THEREFORE, in consideration of these premises and for the mutual promises and covenants contained herein, the Parties agree as follows:
1.Definitions and Interpretations.

1.1    Definitions. As used in this Agreement, the following terms have the following meanings:

1.1.1    “Agreement” means this Feedstock Supply Agreement.

1.1.2    “Claims” has the meaning given in Section 9.2.

1.1.3    “Confidential Information” has the meaning given in Section 8.1.

1.1.4    “Confirmed Orders” has the meaning given in Section 3.1.

1.1.5    “Constructively Placed” or “Constructive Placement” means, with respect to a shipment of Feedstock by railcar, that such railcar has been deemed constructively placed by the applicable railroad.

1.1.6    “Delivered Price” means the price per gallon of Feedstock, including applicable shipping/delivery costs, all as established in the applicable Confirmed Order.

1.1.7    “Demurrage” means all costs, damages, penalties and charges resulting from any delay in loading and/or unloading of Feedstock shipments, including, without limitation, any delay related to any truck or railcar (as applicable) being incapable of timely offloading any shipment of Feedstock due to mechanical failure or for other reasons.

1.1.8    “Designated Storage” has the meaning given in Section 6.3.

1.1.9    “Feedstock” means (i) soybean oil, (ii) animal fat, or any other feedstock mutually agreed to by the Parties for use in producing biodiesel and meeting the specifications agreed to by the Parties in writing from time to time.

1.1.10    “Force Majeure” has the meaning given in Section 10.2

1.1.11    “Indemnitor” has the meaning given in Section 9.2.

1.1.12    “Master Agreement” means the Master Netting, Setoff, Credit and Security Agreement of even date herewith between Buyer and Gavilon.

1.1.13    “Nonconforming Feedstock” has the meaning given in Section 5.3.

1.1.14    “Plant” has the meaning given in the first recital.

*** Confidential material redacted and filed separately with the Commission.

1.1.15    “RINs” means Renewable Identification Numbers as described by the U.S. Environmental Protection Agency.

1.1.16    “Termination Notice” has the meaning given in Section 2.

1.2    Industry Usage. Any word, phrase or expression that is not defined in this Agreement and that has a generally accepted meaning in the custom and usage in the Feedstock industry, shall have that meaning in this Agreement.

2.    Term. This Agreement shall become effective as of the date hereof and shall remain in effect until December 31, 2011. Thereafter this Agreement will automatically renew for successive six-month periods unless either Party provides written notice to the other Party, no less than thirty (30) days prior to the end of the initial or then-current renewal period, of the notifying Party's intent to terminate this Agreement (“Termination Notice”). Notwithstanding any provision to the contrary, this Agreement shall automatically terminate as of the same date of any termination of the Biodiesel Sale and Purchase Agreement entered into between the Parties on even date herewith (the “Biodiesel Agreement”).

3.    Product Supply Terms.

3.1    Supply of Feedstock. From time to time the Parties shall enter into transactions for the purchase of Feedstock by Buyer from Gavilon. Gavilon shall confirm the terms of each such transaction (a “Confirmed Order”) by sending Buyer a confirmation, substantially in the form of Exhibit “A”. Buyer shall confirm the transaction and signify its acceptance of the terms by signing the confirmation and sending it back to Gavilon by facsimile transmission by 5:00 p.m. Central Standard (or Daylight) Time on the second (2nd) Business Day following Buyer's receipt of Gavilon's confirmation. If Buyer does not agree with Gavilon's confirmation, Buyer shall, by 5:00 p.m. Central Standard (or Daylight) Time on the second (2nd) Business Day following Buyer's receipt of same, notify Gavilon of the specific terms or provisions that it considers to be in error. Absent obvious error, a confirmation shall be deemed conclusive at 5:00 p.m. Central Standard (or Daylight) Time on the second (2nd) Business Day following Buyer's receipt of Gavilon's confirmation if not accepted or modified in accordance with this Section 3.1. A transaction agreed to orally and specifying at least the contract quantity, Delivered Price and period of delivery shall result in a binding and enforceable Confirmed Order as of the time of such oral agreement, whether or not a confirmation is agreed to between the Parties.

The Parties acknowledge that there is no firm commitment to purchase or sell Feedstock, but anticipate the monthly sale and purchase of approximately *** gallons of Feedstock hereunder. Buyer shall allocate its acquisition of Feedstock by giving preference to Gavilon over other suppliers in order to accommodate these anticipated purchases.

3.2    Buyer's Failure to Purchase. In the event that Gavilon is prepared to deliver Feedstock per the relevant Confirmed Order, Buyer fails to take delivery of any such tonnage, and Gavilon, after using commercially reasonable efforts to mitigate any damage, sells such Feedstock to a substitute buyer, then Buyer shall reimburse Gavilon for (i) the amount, if any, by which the Delivered Price exceeds the price paid by the substitute buyer, plus (ii) reasonable additional costs incurred by Gavilon due to such substitute sale, including, without limitation, additional leased railcar costs, dead mileage costs for leased railcars, and out-of-pocket costs of selling Feedstock. If Gavilon is unable to sell the Feedstock to a substitute buyer then Buyer shall reimburse Gavilon for the entire purchase price plus reasonable additional costs, and Gavilon shall redeliver such Feedstock to Buyer (at Buyer's expense). Payment shall be made according to the terms set forth in Section 4 upon Buyer's receipt of appropriate documentation from Gavilon, including, without limitation, invoices and receipts related to such sale of Feedstock. All such additional costs incurred by Gavilon, if any, shall be fully documented by Gavilon and submitted to Buyer as a condition to Buyer's reimbursement hereunder.

3.3    Delivery Shortfall. If Gavilon fails to make available for purchase the quantity of Feedstock specified in Confirmed Orders, and Buyer, using commercially reasonable efforts to mitigate any damage, is unable to obtain a substitute supply of such Feedstock at a price equal to or less than the Delivered Price, Gavilon shall pay Buyer the amount by which such delivered price is less than the price paid by Buyer for substitute supply, multiplied by the delivery shortfall (Confirmed Order quantity less the amount actually delivered by Gavilon); plus any reasonable additional costs solely and directly incurred by Buyer to identify a substitute seller. All such additional costs incurred by Buyer, if any, shall be reasonably documented by Buyer and submitted to Gavilon as a condition to Gavilon's payment obligation hereunder.

3.4    Title; Risk of Loss. Title to Feedstock shall pass from Gavilon to Buyer at the time the Feedstock, when being placed into production, passes the metering device (certified fluid meter) between Dedicated Storage at the Plant. Risk of loss or damage to the Feedstock shall pass from Gavilon to Buyer at the time the railcar is Constructively Placed or, with respect to truck deliveries, at the time the Feedstock is unloaded from such transport vessel.

3.5    Contact Information. Each Party shall appoint at least one (1) person to act as the point of contact regarding delivery coordination, orders and order confirmation, and other technical and logistical questions relating to Feedstock or the delivery thereof. The respective contact persons shall, unless notified otherwise, be as follows:

Seller:                Ron Lutovsky
1701 East 7th Street
P.O. Box 2
Washington, IA 52353
Phone:        319-653-2890
E-Mail:        rlutovsky@irebiodiesel.com

Purchaser:            Grant VanGilder
Eleven ConAgra Drive (11-160)
Omaha, NE 68102
Phone:        (402) 889-4452
E-Mail:        grant.vangilder@gavilon.com
4.    Billing and Payment.

4.1    Feedstock Billing. Gavilon shall invoice Buyer for all Feedstock delivered from Designated Storage into the Plant. Each invoice will contain the description of delivered products, delivered weight and price, date of delivery, and amount payable to Gavilon.

4.2    Payment. Subject to the receipt of the invoice and other information required in Section 4.1, payment therefor will be made in accordance with the Master Agreement.

5.    Feedstock Quantities and Specifications.

5.1    Quality Specifications. Gavilon warrants that the Feedstock shall, at the time of placement into Dedicated Storage, meet the specifications as may be agreed between the parties in writing from time to time. Except as set forth in the preceding sentence and in Section 5.4, Gavilon makes no warranty whether expressed, implied, statutory or otherwise, concerning the Feedstock sold hereunder, and Gavilon expressly disclaims any implied warranty of merchantability or fitness or suitability for a particular purpose. Buyer shall have the right to inspect, test, weight, and grade any and all Feedstock deliveries.

5.2    Feedstock Weights. Gavilon shall provide origin weights or first available railroad weight for all railcar shipments. Buyer, at its discretion, will have the option of confirming the actual weight of each shipment. If the actual weight as determined by Buyer and confirmed by Gavilon (the confirmation of which shall not be unreasonably withheld by Gavilon) is less (or more) than the origin or railroad weight, such confirmed weight shall govern. The weight of all Feedstock sold hereunder shall be determined by certified fluid meters located between Designated Storage and the Plant for railcar shipments and by truck scale for truck shipments.

5.3    Nonconforming Feedstock. If Feedstock delivered to the Plant does not meet specifications as determined by Buyer or by an independent laboratory within three (3) business days of its arrival at the Plant, and providing that the Feedstock is not commingled with another supplier's feedstock (“Nonconforming Feedstock”), Buyer will either reject the Nonconforming Feedstock or direct Gavilon to discount the Nonconforming Feedstock in accordance with industry practice or in an amount otherwise mutually acceptable to the Parties. If the Nonconforming Feedstock is not discountable, Gavilon may replace the delivered Feedstock with an acceptable type and/or quality within fifteen (15) days of receipt of written notice that such delivery is nonconforming. Any Feedstock which is not tested within three (3) business days of its arrival at the Plant shall be deemed to meet specifications.

In addition to any delivery shortfall costs calculated under Section 3.3, Gavilon will be responsible for all costs of replacing or disposing of any such Nonconforming Feedstock, including any costs reasonably incurred by Buyer as a result of the Nonconforming Feedstock and/or any unreasonable delay by Gavilon in providing conforming Feedstock. Such costs may include, without limitation, reasonably incurred storage costs or costs reasonably incurred by Buyer to return such Nonconforming Feedstock to Gavilon.

5.4    Express Warranty Against Liens. Gavilon represents and warrants that title to all Feedstock delivered and sold hereunder will be free and clear of all liens, security interests and other encumbrances.

6.    Storage, Logistics and Delivery.

6.1    Demurrage. Except for Demurrage related to Nonconforming Feedstock, Buyer shall be responsible for any Demurrage that arises once the railcar has been Constructively Placed, or the truck has been placed at the Plant for unloading. Demurrage shall be calculated in accordance with the rules of the applicable carrier.

6.2    Notification of Problems with Delivery. Gavilon shall promptly inform Buyer of any problem regarding any Feedstock delivery, including the possible event that Feedstock is not available for purchase by Gavilon in the quantity or type originally ordered per the relevant Confirmed Order. Similarly, Buyer shall promptly inform Gavilon of any problems in accepting any Feedstock delivery.

6.3    Designated Storage. The Parties agree that the Feedstock will be stored and handled by Buyer at designated locations situated at the Plant (the “Designated Storage”). During the term of this Agreement, Buyer shall make available Feedstock storage capacity at the Plant for Gavilon's use. The terms of such storage and handling are set forth on Exhibit “C”.

7.    Default and Termination.

7.1    Termination by Mutual Agreement. This Agreement may be terminated upon mutual written agreement between the Parties.

7.2    Termination By Either Party. Except as otherwise provided in this Agreement, either Party may immediately terminate this Agreement upon written notice to the other Party if:

7.2.1
The other Party defaults on any material term, covenant or condition hereunder (except as described in Section 7.2.2) and fails to cure such default within thirty (30) days after receiving written notice thereof from the non-defaulting Party; or

7.2.2
The other Party: (i) does not make payment as required under Section 2 of the Master Agreement within ten (10) days following written notice to the defaulting party; or (ii) fails to perform its other obligations under the Master Agreement; or

7.2.3	The other Party becomes the subject of any bankruptcy, insolvency or similar proceedings.

7.3    Gavilon Termination Right. It is understood that Gavilon is entering into this Agreement based on government regulations that allow for RINs to be generated and assigned to biodiesel produced from the Feedstock. Gavilon shall have the right, upon thirty (30) days prior written notice, to terminate this Agreement without further liability in the event Gavilon reasonably determines that, whether due to regulatory changes, rulings, or otherwise, such RINs can no longer be generated and assigned.

7.4    Rights and Obligations Upon Termination. Should a Party default in payment or any other material respect (notwithstanding any cure periods) or become the subject of any bankruptcy, insolvency or similar proceedings, the other Party may suspend performance of its obligations hereunder. However, if Feedstock has been delivered under this Agreement for processing and invoiced to Buyer, the Parties shall be obligated to satisfy their respective obligations under the Biodiesel Agreement and the Master Agreement with regard to any outstanding purchase orders for the corresponding biodiesel. In the event of termination, the non-defaulting party may pursue whatever rights or remedies may be available at law or equity in addition to the rights and obligations set forth in the Master Agreement.

8.0    Confidentiality.

8.1    Confidential Information. Each Party agrees that it will not, without the prior written consent of the other, disclose to any third parties (except each Party's respective legal and accounting advisors, lenders or third-party service providers, provided such third-parties are bound by comparable confidentiality obligations) or use for its own benefit any Confidential Information received from the other Party, except in the carrying out of its obligations under this Agreement. For purposes of this Agreement, the term “Confidential Information” shall mean the terms of this Agreement and any information which is not in the public domain and is disclosed by one Party to the other pursuant to this Agreement.

Nothing in this Agreement shall be construed to prohibit or limit a receiving Party from disclosing information (a) previously known to it, (b) independently developed by it, as can be substantiated by reasonable evidence, (c) acquired by it from a third party which was not, to the receiving Party's knowledge, under an obligation to keep such information confidential, (d) that is or becomes publicly available through no breach by the receiving Party, or (e) to the extent disclosure of such information is required by law, including either Party's reporting obligations under securities laws.

8.2    Announcements. Neither Party shall issue any public statements, press releases, and similar announcements concerning the negotiation or consummation of the transactions contemplated hereby and consent of the other Party, which consent shall not be unreasonably withheld or delayed. In no event will the terms and conditions of this Agreement be disclosed except to the extent required by applicable law, including either Party's reporting obligations under securities laws.

9.    Limitation of Liability; Indemnification; Insurance.

9.1    Limitation of Liability. Without limiting any express remedies set forth in this Agreement, and except for any acts of willful misconduct or fraud, neither Buyer nor Gavilon will be liable to each other for any indirect, consequential, punitive, exemplary or special damages, loss of business expectations, lost profits, or business or facility interruption or shut-down costs, except to the extent such damages or costs arise from a third-party claim which is subject to indemnification under Section 9.2.

9.2    Indemnification. Each Party (the “Indemnitor”) shall release, defend, indemnify and hold harmless the other Party, its affiliates, its contractors, and their respective members, partners, directors, officers, shareholders, managers, employees, agents and representatives from and against any and all losses, damages, fines, liens, levies, penalties, claims, demands, causes of action, suits, legal or administrative proceedings, orders, governmental actions and judgments of every kind and character, and any and all costs and expenses (including, without limitation, reasonable attorneys' fees, reasonable expert witness fees, and court costs) related thereto (collectively, “Claims”), which arise out of, result from or relate in any way, directly or indirectly, to (a) a breach of this Agreement by the Indemnitor, or (b) the acts or omissions hereunder of the Indemnitor or its affiliates, contractors, and their respective members, partners, directors, officers, shareholders, managers, employees, agents and representatives.

The Party claiming indemnification shall give prompt written notice to the Indemnitor of any matter for which the Indemnitor may become liable under this provision. Said notice shall contain full details of the matter in order to provide the Indemnitor with sufficient information to assess its potential liability and to undertake defense of the Claim. The indemnified Party shall have the right at all times to participate in the preparation for and conducting of any hearing, trial or other proceeding related to the provisions of this Section, as well as the right to appear on its own behalf at any such hearing, trial or other proceeding. Any such participation or appearance by the indemnified Party shall be at its sole cost and expense. The indemnified Party shall cooperate in all reasonable respects with the Indemnitor and its counsel in defending any Claims and shall not take any action that is reasonably likely to be detrimental to such defense. The Indemnitor shall obtain written approval, which shall not be unreasonably withheld, from the indemnified Party prior to any settlement that may impose obligations or restrictions on the indemnified Party.

9.3    Insurance. Each Party shall, during the term of this Agreement, provide the insurance coverages set forth in Exhibit “B”.

10.    Force Majeure.

10.1    Force Majeure. In the event either Party hereto is rendered unable by reason of Force Majeure, as defined in Section 10.2, to carry out its obligations under this Agreement, such Party shall promptly give written notice and reasonably complete particulars of such Force Majeure to the other Party stating the obligation(s) the performance of which are, or are expected to be, delayed or prevented. The obligations of the notifying Party shall be suspended during and to the extent affected by Force Majeure and such event shall, so far as possible, be remedied with all reasonable dispatch.

10.2    Definition of Force Majeure. The term “Force Majeure” shall mean any cause not reasonably within the control of the Party claiming suspension and which, by the exercise of due diligence, such Party is unable to prevent or overcome. Such term shall include, but not be limited to: (i) acts of God, (ii) strikes, lockouts or acts of the public enemy, (iii) wars, blockades, insurrections, riots, epidemics, acts of terrorism, (iv) transportation shortages, (v) landslides, lightning, earthquakes, fires, storms, floods, washouts, (vi) civil disturbances, (vii) acts of federal or state government and (viii) explosions. The term “Force Majeure” shall specifically include those events affecting any transporter of Feedstock acting on behalf of Gavilon hereunder, but shall in all events exclude (a) any price fluctuations in Feedstock or other economic or commercial changes involving the purchase and sale of Feedstock or the production of biodiesel or any co-products therefrom, (b) any voluntary shutdown of the Plant, and (c) any equipment or other mechanical failure at the Plant. Events directly and proximately caused by the gross negligence or willful misconduct of a Party or its affiliates shall in no event constitute Force Majeure.

11.    Notices.

11.1    Addresses. Except as specifically otherwise provided herein, any notice or other written matter required or permitted to be given hereunder by one Party to the other Party shall be deemed to be sufficiently given if delivered by hand or by nationally-recognized overnight courier, or sent by U.S. Mail (certified mail return receipt requested), and addressed if to Gavilon, at:

If to Purchaser:    Gavilon, LLC
Eleven ConAgra Drive
Omaha, NE 68102
Attn:     Legal Department
Phone: (402) 889-4027

If to Seller:    Iowa Renewable Energy
1701 East 7th Street
P.O. Box 2
Washington, IA 52353

11.2    Change of Address. Each Party shall give notice within thirty (30) days to the other Party, in the manner herein provided, of a change in its address for notice.

11.3    Effective Date of Notice. Any notice or other written matter shall be deemed to have been given and received: if delivered by hand or courier, on the date of delivery; and, if sent by telecopy, on the business day following the sending of the notice.

12.    Miscellaneous.

12.1    Assignment. Except as permitted in the Master Agreement, neither Party may assign any of its rights or obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other Party (not to be unreasonably withheld).

12.2    Audit Rights. Upon five (5) business days' notice and during normal business hours each Party has the right to audit such books, records and accounts of the other Party to the extent necessary in order to verify the accuracy of any statement, charge, computation or demand made under or pursuant to any provision of this Agreement. If any material error is discovered in any statement rendered hereunder, such error will be adjusted within seven (7) days from the date of discovery, but no adjustment will be made for errors discovered more than two years after delivery and receipt of such statements unless they are the result of fraud or unlawful misconduct. Any error or discrepancy detected which has led to an overpayment or an underpayment between the Parties shall be corrected by an appropriate balancing payment to the underpaid Party or by a refund by the overpaid Party. Such balancing payment or refund shall be made on the first payment date thereafter arising under the Master Agreement.

12.3    Inurement. This Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

12.4    Entire Agreement. This Agreement and the Exhibits attached hereto, together with the Master Agreement constitute the entire agreement between the Parties with respect to the subject matter contained herein and any and all previous agreements, written or oral, express or implied, between the Parties or on their behalf relating to the matters contained herein are hereby terminated and canceled. In the event of any conflict between the terms of this Agreement and any Confirmed Order, this Agreement shall govern.

12.5    Amendments. There will be no modification of the terms and provisions hereof except by the mutual agreement in writing signed by the Parties.

12.6    Governing Law; Venue. The Agreement will be interpreted, construed and enforced in accordance with the procedural, substantive and other laws of the State of Iowa without giving effect to principles and provisions thereof relating to conflict or choice of law even though one or more of the Parties is now or may do business in or become a resident of a different state. The Parties agree that all disputes or claims arising out of or related to this Agreement shall be resolved exclusively by state or federal courts located in the State of Iowa, and the Parties hereby waive any objections to the location or jurisdiction of such courts.

12.7    Cumulative Remedies. Unless otherwise specifically provided in this Agreement, the rights, powers, and remedies of each of the Parties provided in this Agreement are cumulative and the exercise of any right, power or remedy under this Agreement does not affect any other right, power or remedy that may be available to either Party under this Agreement or otherwise at law or in equity.

12.8    No Partnership. This Agreement shall not create or be construed to create in any respect a partnership or any agency or joint venture relationship between the Parties.

12.9    Costs To Be Borne by Each Party. Except as otherwise provided herein, Buyer and Gavilon shall pay its own costs and expenses incurred in the negotiation, preparation and execution of this Agreement and of all documents referred to herein.

12.10    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if Buyer and Gavilon had signed the same document and all counterparts will be construed together and constituted as one and the same instrument.

12.11    Severability. Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction shall not invalidate or impair the remaining provisions of this Agreement.

15.12    Forward Contract/Forward Contract Merchants. The Parties agree that each of them is a forward contract merchant as set forth in 11 U.S.C. §101 (25). The Parties also agree that this Agreement is a forward contract as defined in 11 U.S.C. §101 (25). The payments and transfers described herein shall constitute “Settlement Payments” or margin as set forth in 11 U.S.C. §§ 101 51A and 38.

12.13    Headings; Construction. The section headings used herein are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless the context of this Agreement otherwise requires, (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words shall refer to this entire Agreement. This Agreement is the product of negotiation by and among the Parties hereto. This Agreement shall be interpreted and constructed neutrally as to all Parties, without any Party deemed to be the drafter of this Agreement.

12.14    Waiver. No delay or omission in the exercise of any right, power, or remedy hereunder shall impair such right, power, or remedy or be construed to be a waiver of any default or acquiescence therein.

12.15    Setoff. In addition to, and without limitation of, any rights hereunder, if either party becomes insolvent, however evidenced, or if either party defaults and fails to cure the default with the applicable period specified herein) (a “Defaulting Party”), then any and all amounts due and owing by the Defaulting Party may be applied by the other Party toward the payment of amounts due and owing to the Defaulting Party.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed the day and year first above written.

GAVILON, LLC	IOWA RENEWABLE ENERGY, LLC
By: /s/ Dennis Stieren	By: /s/ Mark A. Cobb
Its: Vice President, Trade Operations	Its: Vice-Chairman

EXECUTION VERSION

EXHIBIT "A"

CONFIRMATION

TO:[Buyer] FROM:Gavilon, LLC	[DATE]

This letter shall confirm the agreement reached on [____TBD________], 20__ between, Gavilon, LLC (“Gavilon”) and [Buyer] (“Counterparty”) regarding the sale and purchase of feedstock under the terms and conditions below. This Confirmation is being provided pursuant to and in accordance with the Feedstock Supply Agreement dated as of ____________, 2011 (the “Feedstock Agreement”), between Gavilon and Counterparty.

SELLER:	Gavilon, LLC
BUYER:
COMMODITY/TYPE/QUALITY:	TBD
CONTRACT QUANTITY:	[_______] Gallons/lbs per month
CONTRACT PRICE:	$TBD per Gallon
POINT OF SALE:	Metering device between Designated Storage and Plant
PERIOD OF DELIVERY:	TBD To TBD
OTHER TERMS:	Deliveries reduced prorata for any partial month Any railcars must be insulated and coiled

This Confirmation constitutes part of and is subject to all of the terms and provisions of such Feedstock Agreement. Terms used but not herein defined shall have the meanings ascribed to them in the Feedstock Agreement.
Please confirm that the terms stated herein accurately reflect the agreement between you and Gavilon by returning an executed copy of this Confirmation by facsimile to Gavilon. If you do not execute and return this Confirmation by 5:00 p.m. Central Standard (or Daylight) Time on the second (2nd) Business Day following your receipt hereof, you will have accepted and agreed to all of the terms included herein, including the terms and provisions of the Agreement.

GAVILON, LLC By: Title: Date:	[BUYER] By: Title: Date:

*** Confidential material redacted and filed separately with the Commission.

EXECUTION VERSION

EXHIBIT “B”

INSURANCE COVERAGES

Each Party shall be required to purchase, maintain and provide proof (via Certificate of Insurance) of the following insurance:

•	Commercial General Liability Insurance - $*** Combined Single Limit
Policy shall include coverage for liability resulting from Premises/Operations, Feedstocks and Completed Operations, Blanket and Contractual Liability.
Policy shall also include coverage for Broad Form Property Damage, including explosion, collapse and underground hazards.
Such insurance shall be on an occurrence basis.

•	Commercial Automobile Liability Insurance - $*** Combined Single Limit
Policy shall include coverage for liability resulting from the operation of all owned, non-owned and hired automobiles.
Such insurance shall be on an occurrence basis.

In addition, Buyer shall be required to maintain the following insurance:

•	All Risk Insurance - full insurable value of Feedstock stored at the Plant. Policy shall contain the standard form of waiver of subrogation and include Gavilon as a loss payee.

•	Environmental Pollution Liability Insurance - $*** Combined Single Limit
Policy shall include coverage for bodily injury or property damage arising from the transportation, handling, storage, disposal, dumping, processing or treatment of waste.

Each Party shall also carry excess or umbrella liability insurance with limits of at least $*** per occurrence for bodily injury or property damage in excess of the limits afforded for general liability, automobile liability and environmental liability provided above.

All required policies of insurance shall be endorsed to provide that the insurance company shall notify the certificate holder at least thirty (30) days prior to the effective date of any cancellation or material change of such policies. All insurance companies shall have an A.M. Best rating of A- or better.

*** Confidential material redacted and filed separately with the Commission.

EXECUTION VERSION

EXHIBIT “C”

DESIGNATED STORAGE AND HANDLING

1.    Basic Storage Terms. Buyer shall make available Designated Storage space for the Feedstock to be delivered and sold by Gavilon under this Agreement. Such Designated Storage shall be provided at Buyer's cost on an exclusive and identity-preserved basis, and shall be of the type which is customarily used for storage of the applicable Feedstock in normal commercial transactions. Specifically, Buyer shall provide storage at the Plant ***.

2.    Handling. Buyer will accept, unload and handle the Feedstock at all times in a good and workmanlike manner in accordance with Gavilon's reasonable requirements, applicable law and normal industry practice. Buyer shall maintain the loading facilities at the Plant in safe operating condition in accordance with normal industry standards.

3.    Inventory Reports. Buyer shall maintain and provide Gavilon with daily records of Feedstock received into Designated Storage, and the subsequent delivery out of Designated Storage. Gavilon will also provide Gavilon with weekly inventory reports of each type of Feedstock.

4.    Facility Maintenance. Buyer shall maintain the Designated Storage in good working order and meet all standards of cleanliness for the storage of the applicable Feedstock. Buyer shall comply with all laws, ordinances and regulations applicable to the Designated Storage and its other operations at the Plant. Gavilon shall be allowed (but shall in no event be obligated) to inspect the Designated Storage and products stored therein during normal operating hours.

5.    Storage After Termination. Upon termination of this Agreement, Gavilon shall be allowed thirty (30) days thereafter to remove all of its products from Designated Storage.

6.    Quality Assurance. Buyer shall be responsible for maintaining the quality specifications for all stored Feedstock as of the time such stored product was placed into Designated Storage.

7.    Storage Loss. Upon any renewal as well as termination of this Agreement, Buyer shall conduct a true-up of all Feedstock situated in Designated Storage. This true-up will be done by physically emptying the storage device (or, if available, by other means of physically measuring any remaining contents) and then comparing this actual remaining amount (if any) with the stored amount based on Section 5.2 of this Agreement (that is, the actual measured amounts into, less the measured amounts out of, the storage device since the previous true-up). Such difference will determine the actual loss on the Feedstock placed into the storage device since the last such true-up. Any such volume of weight loss shall be the responsibility of Buyer, and Gavilon shall be compensated using then-current market prices of the applicable Feedstock.

8.    General Logistics Responsibilities. Gavilon will manage, monitor and communicate logistics information to ensure that Feedstock is transported to the Plant in a timely manner as mutually agreed. Buyer shall be responsible for all logistics which arise once the transport vessel has reached the Plant up through unloading of Feedstock into Designated Storage.